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                       INDIANAPOLIS POWER & LIGHT COMPANY
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

                                      IPL


                       INDIANAPOLIS POWER & LIGHT COMPANY
                             One Monument Circle
                                P.O. Box 1595
                       Indianapolis, Indiana  46206-1595

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 15, 1998


TO THE SHAREHOLDERS OF
INDIANAPOLIS POWER & LIGHT COMPANY

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Indianapolis Power & Light Company will be held at the office of the Company, One Monument Circle, Indianapolis, Indiana on Wednesday, April 15, 1998, at 10:00 A.M. (Eastern Standard Time), for the following purposes:

    1. To elect fourteen (14) directors to hold office for terms of one year each and until their successors are duly elected and qualified; and

    2. To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed the close of business on Wednesday, February 25, 1998, as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting and at any adjournment thereof.

        Proxies will not be solicited for this meeting and you are requested
not to send us a proxy.   Shareholders are welcome to attend the meeting in
person and cast their votes by ballot on the issues presented at the meeting.

        By order of the Board of Directors.

                                          INDIANAPOLIS POWER & LIGHT COMPANY
                                          By:     BRYAN G. TABLER, Secretary



Indianapolis, Indiana
March 9, 1998


                    INDIANAPOLIS POWER & LIGHT COMPANY
                           INFORMATION STATEMENT

                             TABLE OF CONTENTS

GENERAL INFORMATION. . . . . . . . . . . . . . . . . . . . . .          1

OTHER BUSINESS . . . . . . . . . . . . . . . . . . . . . . . .          1
  Shareholder Proposals for 1999 Annual Meeting. . . . . . . .          1

RELATIONSHIP WITH AUDITOR. . . . . . . . . . . . . . . . . . .          2

VOTING SECURITIES AND BENEFICIAL OWNERS. . . . . . . . . . . .          2

DIRECTORS AND NOMINEES . . . . . . . . . . . . . . . . . . . .          3
  Election of Fourteen Directors . . . . . . . . . . . . . . .          3

INFORMATION REGARDING THE BOARD OF DIRECTORS . . . . . . . . .          5
  Procedure To Propose Nominees For Director . . . . . . . . .          5
  Number Of Board Meetings and Attendance. . . . . . . . . . .          6
  Committees of the Board. . . . . . . . . . . . . . . . . . .          6
  Compensation Committee Interlocks and Insider Participation.          6
  Compensation of Directors. . . . . . . . . . . . . . . . . .          7
  Certain Business Relationships . . . . . . . . . . . . . . .          7
  Vote Required For Election of Directors. . . . . . . . . . .          8

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.          8
  Compensation Policies Relating Generally to Executive
     Officers. . . . . . . . . . . . . . . . . . . . . . . . .          8
  Base Salary. . . . . . . . . . . . . . . . . . . . . . . . .          8
  Annual Incentive Plan. . . . . . . . . . . . . . . . . . . .          9
  Long-Term Performance and Restricted Stock Incentive Plan. .         10
  Stock Options. . . . . . . . . . . . . . . . . . . . . . . .         10
  Basis for Chief Executive Officer's Compensation . . . . . .         11
  Deductibility of Executive Compensation. . . . . . . . . . .         11

COMPENSATION OF EXECUTIVE OFFICERS . . . . . . . . . . . . . .         12
  Nature and Types of Compensation . . . . . . . . . . . . . .         12
  Summary Compensation -- Table I. . . . . . . . . . . . . . .         13
  Option/SAR Grants in Last Fiscal Year -- Table II. . . . . .         14
  Option/SAR Exercises in Last Fiscal Year -- Table III. . . .         15
  Performance Graph -- Table IV. . . . . . . . . . . . . . . .         16
  Performance Graph. . . . . . . . . . . . . . . . . . . . . .         17
  Pension Plans. . . . . . . . . . . . . . . . . . . . . . . .         17
  Pension Plan Table - Table V . . . . . . . . . . . . . . . .         17
  Employment Contracts and Termination of Employment and
    Change-in-Control Arrangements . . . . . . . . . . . . . .         18




                                         (i)


                         INDIANAPOLIS POWER & LIGHT COMPANY

                                INFORMATION STATEMENT
                                   Relating to the
                           Annual Meeting of Shareholders
                                   April 15, 1998
                         (Mailed on or about March 9, 1998)

                               GENERAL INFORMATION

        The following information is furnished in connection with the Annual Meeting of Shareholders of Indianapolis Power & Light Company ("IPL") to be held pursuant to the accompanying Notice of Annual Meeting and at any adjournment of such meeting.

        At the close of business on December 31, 1983, IPL became a subsidiary of IPALCO Enterprises, Inc. ("IPALCO") and, at that time, all outstanding shares of IPL Common Stock were exchanged for Common Stock of IPALCO and all Common shareholders of IPL became Common shareholders of IPALCO. As a result, IPALCO owns all 17,206,630 outstanding shares of IPL's Common Stock. However, there remain outstanding 591,353 shares of IPL's Cumulative Preferred Stock.

        Since IPALCO's ownership represents more than 93% of the total votes that could be cast for the election of directors, and shareholders do not have cumulative voting rights, the Board of Directors considered it inappropriate to solicit proxies for IPL's Annual Meeting of Shareholders to be held April 15, 1998. Please be advised, therefore, that this is only an Information Statement. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. However, if you wish to vote your shares of Cumulative Preferred Stock, you may do so by attending the meeting in person and casting your vote by a ballot which will be provided for that purpose.

                                 OTHER BUSINESS

        Management is not presently aware of any business to be presented at the Annual Meeting other than the election of directors. The minutes of the Annual Meeting of Shareholders held May 21, 1997 and the minutes of the Special Meeting of Shareholders held October 8, 1997 and as adjourned to October 9, 1997 will be presented for approval at the 1998 Annual Meeting; however, such action is not intended to constitute approval or disapproval of any matter referred to in such minutes.

Shareholder Proposals for 1999 Annual Meeting

        If a shareholder intends to present a proposal at the Annual Meeting of Shareholders to be held April 21, 1999, the proposal must be received by the Corporate Secretary not later than November 9, 1998 for inclusion in IPL's proxy or information statement and form of proxy, if applicable.

                          RELATIONSHIP WITH AUDITOR

        Deloitte & Touche LLP (the "Auditor'') with offices at Market Tower, Suite 3000, 10 West Market Street, Indianapolis, Indiana, has been the auditor for IPL since the year 1952, and was appointed by the Board of IPALCO upon recommendation of the Audit Committee to serve as such during the current year. A representative of the Auditor will be present at the Annual Meeting of Shareholders on April 15, 1998, and will be given an opportunity to make a statement and to respond to appropriate questions from shareholders.


                   VOTING SECURITIES AND BENEFICIAL OWNERS

        On January 15, 1998, IPL had outstanding 17,206,630 shares of Common Stock and 591,353 shares of Cumulative Preferred Stock issued in five (5) separate series. Each share of Cumulative Preferred Stock entitles its owner to two (2) votes, and each share of Common Stock entitles its owner to one
(1) vote upon each matter to come before the meeting. Only shareholders of record at the close of business on Wednesday, February 25, 1998, will be entitled to vote at the meeting or at any adjournment thereof.

        At January 15, 1998, the following beneficial owners held more than 5% of a class of IPL's voting securities:


------------------------------------------------------------------------------------------
                        Name and Address of             Amount and Nature of    Percent
Title of Class          Beneficial Owner                Beneficial Ownership    of Class
------------------------------------------------------------------------------------------

Common Stock            IPALCO Enterprises, Inc.        17,206,630 shares<F1>   100%
                        One Monument Circle
                        Indianapolis, IN 46204
-------------------------------------------------------------------------------------------


<F1>    IPALCO Enterprises, Inc. has sole power to vote and dispose of all shares shown as beneficially owned by it.


        At January 15, 1998, none of the directors, executive officers or nominees for director of IPL beneficially owned equity securities of IPL.


                                DIRECTORS AND NOMINEES

Election of Fourteen Directors

        At a meeting held January 27, 1998, the Executive Committee of IPL's Board of Directors nominated 14 nominees for election as directors at its Annual Meeting of Shareholders to be held April 15, 1998 for terms of one year each and until their successors are duly elected and qualified. All nominees currently are members of the Board and all nominees have consented to serve if elected. The nominees for director and the names, ages, (as of April 15, 1998), job experience and directorships of such nominees are as follows:

Joseph D. Barnette, Jr., 58, Chairman and Chief Executive Officer of Bank
        One, Indiana, NA since March, 1997 and Chairman and Chief Executive Officer of Banc One Indiana Corporation (a bank holding company) since January, 1993. Prior to that, Mr. Barnette was Chairman and Chief Executive Officer of Bank One, Indianapolis, NA (October, 1994 - March, 1997), President and Chief Executive Officer of Banc One Indiana Corporation (July, 1990 - January, 1993), and President and Chief Executive Officer of Bank One, Indianapolis, NA (January, 1990 - October, 1994). He is a director of IPALCO and Meridian Insurance Group, Inc. He has been a director of IPL since January, 1993.

Robert A. Borns, 62, Chairman of Borns Management Corporation (real estate owners and managers), Indianapolis, Indiana since 1961, and Chairman of Correctional Management Company L.L.C. since 1996. Mr. Borns serves on numerous boards, including the Board of Trustees of Indianapolis Museum of Art, Indianapolis Symphony Orchestra, Indiana University Foundation and St. Vincent Hospital Advisory Board. He is also a director of IPALCO, Standard Management Corporation, and of Artistic Media Partners. He has been a director of IPL since April, 1986 (excluding the period March 15 to August 23, 1993).

Mitchell E. Daniels, Jr., 49, Vice President, Corporate Strategy and Policy,
        Eli Lilly and Company (pharmaceuticals manufacturer), Indianapolis, Indiana. During the period April 1, 1993 to January 6, 1996, Mr. Daniels was President, North American Pharmaceutical Operations of Eli Lilly and Company. Prior to that time, he was Vice President, Corporate Affairs of Eli Lilly and Company and President and Chief Executive Officer of Hudson Institute, Inc. (March, 1987 to August,
        1990). He is a director of IPALCO and NBD Bank, NA and has been a director of IPL since November, 1989.

Rexford C. Early, 63, President of Carlisle Insurance Agency, Inc.,
        Indianapolis, Indiana, a position he has held for more than five years. Mr. Early was Chairman of the Indiana Republican Party from March, 1991 to March, 1993. He is a trustee of the Indianapolis Foundation and currently serves as its Chairman. He is a director of IPALCO and has been a director of IPL since August, 1993.

Otto N. Frenzel III, 67, Chairman, Executive Committee, National City Bank,
        Indiana, Indianapolis, Indiana. Mr. Frenzel has held his present position since January, 1996. For more than 3 years prior to that time, Mr. Frenzel was Chairman of the Board of National City Bank, Indiana. Prior to May, 1992, Mr. Frenzel was Chairman of the Board of Merchants National Bank & Trust Company of Indianapolis and Chairman of the Board of Merchants National Corporation. He is a director of IPALCO, National City Corporation, American United Life Insurance Company, Indiana Energy, Inc., Indiana Gas Company, Inc., and Baldwin & Lyons, Inc. He has been a director of IPL since April, 1977.

Max L. Gibson, 57, President of Majax Corporation (waste consulting firm),
        Terre Haute, Indiana for the past five years. For more than five years prior to his consulting work, Mr. Gibson was President of Victory Services Corporation (waste disposal), Terre Haute, Indiana. He is a director of IPALCO, First Financial Corporation, Terre Haute First National Bank and First State Bank, Brazil, Indiana. He has been a director of IPL since August, 1993.

John R. Hodowal, 53, Chairman of the Board and President of IPALCO and
        Chairman of the Board and Chief Executive Officer of IPL. Except for the Chairmanship of IPL which he assumed in February, 1990, Mr. Hodowal has held his current positions since May, 1989. For some years prior to that time, he was Vice President and Treasurer of IPALCO and Executive Vice President of IPL. He is a director of IPALCO, Bank One, Indianapolis, NA and Anthem Insurance Companies, Inc. He has been a director of IPL since April, 1984.

Ramon L. Humke, 65, Vice Chairman of IPALCO and President and Chief Operating
        Officer of IPL. Prior to February, 1990 when he assumed his present position with IPL, Mr. Humke was President and Chief Executive Officer of Ameritech Services and Senior Vice President of Ameritech Bell Group (September, 1989 - February, 1990) and President and Chief Executive Officer of Indiana Bell Telephone Company (October, 1983 - September, 1989). He is a director of IPALCO, NBD Bank, NA, LDI Management, Inc. and is Chairman of the Boards of Meridian Mutual Insurance Company and Meridian Insurance Group, Inc. He has been a director of IPL since February, 1990.

Andre B. Lacy, 58, General Partner and Chief Executive of LDI, Ltd. (an industrial and investment limited partnership), Chairman of the Board, Chief Executive Officer and President of LDI Management, Inc., the managing general partner of LDI, Ltd., and Chairman and Chief Executive Officer of all subsidiaries and divisions thereof. He has held his present positions for more than 5 years. He is a director of IPALCO, Tredegar Industries, Inc., Albemarle Corporation, FinishMaster, Inc., Herff Jones, Patterson Dental Co., and The National Bank of Indianapolis. He has been a director of IPL since April, 1987.

L. Ben Lytle, 51, President and Chief Executive Officer, Anthem Insurance Companies, Inc. (insurance and financial services), Indianapolis, Indiana. He served as Chairman from March, 1994 to March, 1996, and has held the remaining positions for more than five years. He is a director of IPALCO, Bank One, Indianapolis, NA and Anthem Insurance Companies, Inc. and its subsidiaries. He has been a director of IPL since April, 1992.

Michael S. Maurer, 55, Chairman of the Board of The National Bank of
        Indianapolis since December, 1993. Mr. Maurer is Chairman of the Board of MyStar Communications Corporation (radio station operations), a position he has held for more than five years; and Chairman of the Board of IBJ Corporation (newspaper publisher) since December, 1990. Mr. Maurer is Chair, United Way of Central Indiana. He has been a director of IPALCO and IPL since January, 1993.

Andrew J. Paine, Jr., 60, President and Chief Executive Officer of NBD Bank
        NA and Executive Vice President of First Chicago NBD Corporation. In his position with NBD Bank, NA he directs the operation of all NBD banks in Indiana. In 1981, Mr. Paine was named Vice Chairman of Indiana National Bank, and was elected Executive Vice President of NBD Bancorp after it acquired INB in 1992. Mr. Paine was named
        Chief Executive Officer of NBD Indiana, Inc. in June, 1994, and Executive Vice President of First Chicago NBD Corporation in 1995.
        He is a director of Indianapolis Life Insurance Company and Bankers Life Insurance Company of New York. He has been a director of IPALCO and IPL since May, 1997.

Sallie W. Rowland, 65, Chairman and Chief Executive Officer of Rowland
        Design, Inc. (an architectural, interiors and graphic design firm), Indianapolis, Indiana, positions she has held for more than 5 years. Mrs. Rowland serves on various community boards including The Indianapolis Chamber of Commerce and Indianapolis Project. She is a director of IPALCO, NBD Bank, NA, Meridian Insurance Group, Inc. and Meridian Mutual Insurance Company. She has been a director of IPL since April, 1988.

Thomas H. Sams, 56, President and Chief Executive Officer, Waldemar
        Industries, Inc. (an investment holding company), Indianapolis, Indiana and an officer of various subsidiary and affiliated corporations thereof. Mr. Sams has held these positions since 1966. He is a director of IPALCO, NBD Bank, NA, and Meridian Insurance Group, Inc. He has been a director of IPL since April, 1986.


                 INFORMATION REGARDING THE BOARD OF DIRECTORS


Procedure To Propose Nominees For Director

        IPL will accept timely recommendations by shareholders of proposed nominees for director. All such proposals must be received by IPL's Corporate Secretary not later than January 2 of any year for consideration at that year's Annual Meeting of Shareholders. The Executive Committee will review nominees proposed by shareholders in the same manner as other proposed nominees.


Number of Board Meetings and Attendance

        Each director of IPL is elected for a term of one year and until his or her successor is duly elected and qualified. During the year 1997, the Board of Directors of IPL held 11 meetings. Its Executive Committee and Audit Committee held a total of 10 meetings. Each director attended more than 81% of the aggregate of Board meetings and assigned committee meetings except for Mr. L. Ben Lytle who attended over 72%. On average, all directors attended more than 92% of Board and committee meetings held in 1997.

Committees of the Board

        The Board of Directors of IPL has two standing committees, the Executive Committee and the Audit Committee. There is no nominating committee, as such; however, the Executive Committee substantially performs the functions of such committee. It reviews, among other things, the qualifications and suitability of candidates to stand for election to IPL's Board of Directors and recommends nominees to the Board. In addition, the Executive Committee considers and recommends the declaration of dividends and acts on matters when the full Board is not in session. The Executive Committee held six meetings in 1997 and is currently composed of Mr. John R. Hodowal, Chairman, and Messrs. Robert A. Borns, Otto N. Frenzel III, Earl B. Herr, Jr., Ramon L. Humke and Sam H. Jones, members.

        The Audit Committee reviews the scope of the audit, examines the auditor's reports, makes appropriate recommendations to the Board of Directors as a result of such review and examination, and inquires into the effectiveness of the financial and accounting functions and controls. The Audit Committee first approves all non-audit services and gives appropriate consideration to the effect, if any, they may have on the independence of the auditor; except that management advisory and tax services, which do not exceed $50,000 per project or $150,000 in the aggregate per calendar year, may be approved by the Chairman of the Board without such Committee's consent. The Audit Committee held four meetings in 1997 and is currently made up of Mrs. Sallie W. Rowland, Chairman, and Messrs. Sam H. Jones, Andre B. Lacy, and Andrew J. Paine, Jr., members.


Compensation Committee Interlocks and Insider Participation

        There is no standing Compensation Committee of the Board of Directors of IPL. Mr. John R. Hodowal and Mr. Ramon L. Humke consult with the Compensation Committee of the Board of Directors of IPALCO concerning the base salary component of executive officer compensation. Mr. Frenzel is Chairman, and Messrs. Borns, Early, Herr and Sams are the members of IPALCO's Compensation Committee. However, Mr. Hodowal and Mr. Humke do not participate in discussions with the Compensation Committee with regard to their own compensation. IPL's President and Chief Operating Officer,
Mr. Ramon L. Humke, is a member of the Compensation Committee of the Board of Directors of LDI Management, Inc. Mr. Andre B. Lacy is Chairman of the Board, Chief Executive Officer and President of LDI Management, Inc. and is also a director of IPL.


Compensation of Directors

        Non-employee directors serving on the Board of IPL are paid an annual fee of $8,500 plus $500 for each meeting attended; however, directors of IPALCO and its subsidiaries are limited to two annual fees. Non-employee members of the Executive Committee of the Board are paid annual fees of $10,000, but no meeting fees. Members of the Audit Committee of the Board, all of whom are non-employee directors, are paid annual fees of $4,000 plus $500 for each meeting attended. The Chairman of this committee receives an additional fee of $1,500 annually. Members of the Executive and Audit Committees of both IPALCO and IPL are limited to one annual fee. Directors who are also officers of IPL receive no director fees.

Certain Business Relationships

        During 1997, companies associated with Anthem Insurance Companies, Inc. ("Anthem") administered health care programs for IPALCO and its subsidiaries, including IPL, under contracts that involve payments to Anthem aggregating approximately $17 million. Mr. L. Ben Lytle is President and Chief Executive Officer of Anthem.

        IPL maintained a line of credit during 1997 with National City Bank, Indiana ("NCB") of which Mr. Otto N. Frenzel III is Chairman of the Executive Committee. During 1997, the maximum principal amount outstanding at any time on IPL's $30 million line of credit with NCB was approximately $16.5 million, and IPL had an outstanding balance with NCB as of December 31, 1997 of approximately $13.7 million.

        IPL maintained a long-term revolving credit facility during 1997 with Bank One, Indianapolis, NA, of which Mr. Joseph D. Barnette, Jr., is Chairman and Chief Executive Officer. IPL did not utilize the credit facility during 1997.

        An unutilized credit line and an unutilized long-term revolving credit facility were also maintained by IPL with First Chicago NBD, of which Mr. Andrew J. Paine, Jr., is an executive officer. Mr. Ramon L. Humke is a director of NBD Bank, NA.

        IPL engaged Rowland Design, Inc. for architectural and design services for certain improvements to IPL's corporate offices located at One Monument Circle. During 1997, IPL paid fees of approximately $97,000 under such agreements. Mrs. Sallie W. Rowland is Chairman and CEO of Rowland Design, Inc.


Vote Required For Election of Directors

        Under Indiana law, directors are elected by plurality vote at a meeting where a quorum (a majority of shares issued and outstanding) is present. Shares represented for any purpose are deemed present for quorum purposes. Withheld votes and broker non-votes will not impact the outcome of the election of directors.


                 BOARD COMPENSATION COMMITTEE REPORT
                       ON EXECUTIVE COMPENSATION

Compensation Policies Relating Generally to Executive Officers

        The Compensation Committee ("Committee") of the Board of Directors ("Board") of IPALCO Enterprises, Inc. ("IPALCO"), in consultation with its outside advisor, establishes the compensation policies of IPALCO and its subsidiaries, including IPL, with regard to all officers. The Committee recommends to the Board the adoption or amendment of compensation plans for officers, including the named executive officers. On authority of the full Board, the Committee administers all such plans, including establishing officers' base salary levels, reviewing and approving performance measures and goals for both annual and long-term incentive plans, and approving incentive awards.

        The Committee is made up of five non-employee directors whose philosophy is to attract, retain, and motivate a high quality management team by providing a strong and direct link between IPALCO performance and officer compensation, with a significant portion of total compensation being dependent upon measurable performance objectives. The compensation program for named executive officers and other selected officers had four basic components in 1997: base salary, a performance-based annual incentive plan, a long-term performance and restricted stock incentive plan and a stock option plan. It is the policy of the Committee that the compensation program should directly link executive and shareholder interests.

Base Salary

        During 1997 the Committee thoroughly reviewed base salary of officers, including the named executive officers, in light of IPALCO's transformation from a more traditional utility to a more general industry company following the leveraged recapitalization, dividend reduction and stock buy back in April, 1997. The Committee agreed to continue its practice of tying a greater percentage of total compensation to IPALCO's performance. As such, no named executive officer received a 1997 base salary increase.

        The Committee targeted 1997 base salaries for officers, including the named executive officers, at the 75th percentile for similar positions within comparably performing utilities, and where such positions are also found in general industry, at a level approximately one-half the difference between the utility industry and general industry medians. The Committee considered the analysis which was provided by the outside advisor that IPALCO salaries are at the 75th percentile range of comparable utilities and below those of general industry. The Committee also considered both company and individual performance in approving the range of salary increases, if any, and the salary for each officer, including the named executive officers.

        In 1997 nineteen officers, including all named executive officers, received the same base salary as in 1996 while eleven officers received base salary increases. Total base salary increases for all officers averaged 2.1%.

        The comparative compensation data for electric utilities used by the Committee were derived from companies with comparable revenues as reported in the annual Edison Electric Institute Executive Compensation Survey. Data for general industry were drawn from five national executive compensation surveys provided by the outside consultant and from an analysis prepared by the outside consultant on comparable executive position compensation within the S&P 400 MidCap general industry companies.

Annual Incentive Plan

        The IPALCO Annual Incentive Plan is a performance-based plan which measures company performance in four equally weighted criteria: Net Income, Customer Satisfaction, Productivity, and Budget Compliance. Target awards are set approximately halfway between general industry and utility medians. Participants in the Plan are approved in advance of the plan year by the Committee. All participants, including the named executive officers, are measured against performance goals which are established by the Committee and announced at the beginning of the year. Goals are set at Threshold, Target, and Maximum levels, with Threshold performance required for any award in each criteria; however, if the Threshold goal for Net Income is not met, no payout is made regardless of the performance in any other criteria. Each performance level is assigned an award value, with interpolation for performance between levels. For named executive officers, performance at Threshold, Target, and Maximum levels respectively warrants a payout of 10%, 22.5%, and 35% of base salary. Factors ranging from .75 to 2.5 are applied to the award percentage based upon the participant's position.

        The Plan permits the reduction or elimination of an award should an individual participant's performance be below expectations. No awards were reduced in 1997.

        For 1997, the Company met the Maximum performance goals in all four performance measures: Net Income, Customer Satisfaction, Productivity and Budget Compliance. Long-Term Performance and Restricted Stock Incentive Plan

        The performance-based restricted stock plan is designed to focus the attention of prospective participants on long-term company objectives and performance. Participation is subject to Committee approval and is limited to key employees (including non-officers) who contribute on a continuing basis to the strategic and long-term growth of the Company.

        Program 1 (1995-1997) of the Plan measured Company performance in Total Return to Shareholders and in Cost Effective Service (net income as a percentage of utility revenues) compared with the performance of a Peer Group of 15 comparable utilities. Criteria for selection of peer companies included revenue size and sources, market-to-book ratio, fuel source, and dividend yield among other criteria. Target awards are set approximately halfway between general industry and utility medians. Conditional restricted stock grants, at Target levels, ranging from 10% to 35% of base salary, are awarded at the beginning of each three-year performance period. Final awards are based upon IPALCO's ranking within the Peer Group over the performance period, with one-third of the shares to be vested during each of the fourth, fifth, and sixth years after the beginning of the performance period. The performance period for Program 1 ended December 31, 1997 and in January, 1998 the Committee reviewed Program 1 performance with IPALCO ranked 1st in Total Return to Shareholders and 1st in Cost Effective Service.

        Performance in Total Return to Shareholders and Cost Effective Service continues also to be measured over the four-year performance periods specified in the original Long-Term Incentive Plan for those programs begun prior to 1995. In the final Program 6 (replaced by the performance based restricted stock plan discussed above), for the years 1993-1996, IPALCO ranked first among peers in Cost Effective Service and fourth among peers in Total Return to Shareholders. Using the schedule specified in the Plan for the level of performance, the named executive officers received incentive payments totaling $331,336.34 in 1997.

Stock Options

        The Compensation Committee strongly believes management is in a position to exert the greatest influence on those strategic decisions which affect IPALCO's long-term financial success and the creation of shareholder value. Thus, the Compensation Committee has maintained a posture that particularly senior officers, including the named executive officers, should have a portion of their long-term incentive compensation tied directly to the stock price performance.

        As reported in IPL's 1997 proxy statement in March, 1997, the Compensation Committee assessed the competitiveness of IPALCO's total compensation (base salary + annual incentive + long-term incentives) relative to the electric utility industry and general industry, focusing expressly on the relative value of IPALCO's long-term incentive levels (performance based restricted stock plan described above + stock options). Based upon the Compensation Committee's desire to maintain long-term incentive compensation opportunities at competitive levels, officers, including the named executive officers, were granted stock options on March 25, 1997, in varying amounts at the exercise price of $31.375 per share, vesting immediately.

Basis for Chief Executive Officer's Compensation

        The Chief Executive Officer's ("CEO") compensation continues to be directly and explicitly linked to IPALCO performance with consideration given to the Committee's assessment of his individual performance. The Committee thoroughly reviews the CEO's performance, including strategic direction, leadership and management team development, as well as overall company performance. The Committee's review is both subjective and objective. IPALCO performance data used in the incentive plans plus other financial, operations, service, and administrative data are considered. The Committee closely followed IPALCO's performance during the three-year period 1995-1997 and calendar year 1997 compared to the S&P 500 Index and the S&P Electric Companies Index. IPALCO substantially outperformed both of these market measurements in 1997 and during the three-year period 1995-1997.

        Total 1997 compensation for the CEO (including base salary, Annual Incentive Plan payment, and Long-Term Incentive payment and stock associated with the Long-Term Performance and Restricted Stock Incentive Plan and stock options), is shown in Tables I and II. His total compensation was slightly above the median of comparable electric utility industry CEOs, but was below the median of CEO compensation in comparable high-performing general industry companies.

        At Target performance, under the current compensation program, approximately 56% of the CEO's total direct compensation is variable and at risk. During 1997, approximately 53% of the CEO's actual total direct compensation was at risk.

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code will not permit a public corporation to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to certain top executives, unless that compensation qualifies as "performance based" compensation. This limitation will have insignificant impact on IPALCO with respect to executive compensation paid in 1997. The Committee continues to review this issue with the present intent to limit Section 162(m) where appropriate to ensure the continued deductibility of its executive compensation.

                              The Compensation Committee of the
                              Board of Directors of IPALCO
                              Enterprises, Inc.

                                   Otto N. Frenzel III, Chairman
                                   Robert A. Borns
                                   Rexford C. Early
                                   Earl B. Herr, Jr.
                                   Thomas H. Sams


                    COMPENSATION OF EXECUTIVE OFFICERS

Nature and Types of Compensation

        The three tables that follow on succeeding pages disclose all plan and non-plan compensation awarded to, earned by, or paid to the Chairman of the Board and Chief Executive Officer ("CEO") and to the four named executive officers other than the CEO who are the most highly compensated key policy-making executive officers of IPL. The tables include a Summary Compensation Table (Table I), a table showing Option/SAR Grants in Last Fiscal Year (Table II), an Aggregated Option/SAR Exercises In Last Fiscal Year and Fiscal Year-End Option/SAR Values Table (Table III). No table is presented for Long-Term Incentive Plans since the issuance of restricted stock under the Long-Term Performance and Restricted Stock Incentive Plan is included in the Summary Compensation Table (Table I).


                                                 SUMMARY COMPENSATION TABLE
                                                 --------------------------

                                                                        Long-Term Compensation
                                                                   ------------------------------------
                                      Annual Compensation          Awards       Awards      Payouts
                                -----------------------------------------------------------------------
                                                        Other                   Securities
                                                        Annual     Restricted   Underlying                  All Other
                                                        Compen-    Stock        Options/    LTIP            Compen-
Name and                        Salary                  sation<F2> Awards<F3>   SARs<F4>    Payouts<F5>     sation<F6>
Principal Position      Year    ($)<F1>     Bonus ($)   ($)        ($)          (#)         ($)             ($)
------------------      ----    -------     ---------   ---------- ----------   ----------  -----------     ----------

John R. Hodowal         1995    $476,012    $206,425    $  43,721   $491,790      -0-       $  75,488       $ 8,310
Chairman & CEO          1996     515,125     272,370      229,775      -0-        -0-         111,333         6,000
                        1997     532,958     468,125       70,087      -0-      250,000       127,550         5,831

Ramon L. Humke          1995    $394,591    $171,120    $ 157,606   $407,700      -0-       $  62,975       $ 8,310
President & COO         1996     432,812     228,935      200,277      -0-        -0-          92,296         6,000
                        1997     450,778     395,937      236,242      -0-      125,000       106,147         5,831


John R. Brehm           1995    $225,315    $ 89,513    $   6,301   $133,050      -0-       $  24,228       $ 8,310
SVP, Finance &          1996     236,394      83,253        7,788      -0-        -0-          34,996         6,698
Information Services    1997     240,781      84,595        7,512      -0-       75,000        39,858         5,630

Bryan G. Tabler         1995    $202,931    $ 58,650    $  14,471   $121,350      -0-           -0-         $ 5,589
SVP, Secretary &        1996     218,184      76,907       17,077      -0-        -0-       $  10,652         6,119
General Counsel         1997     225,742      79,310       20,053      -0-       45,000        21,197         5,081

Gerald D. Waltz         1995    $201,930    $ 58,353    $  11,178   $121,530      -0-       $  24,228       $ 8,310
SVP, Electric Delivery  1996     209,792      73,885       12,355      -0-        -0-          32,972         6,000
                        1997     213,678      75,075       12,000      -0-       45,000        36,584         5,831
----------------------------


<F1>    The named executive officers did not receive a base salary increase from 1996 to 1997. Salary increases, if applicable take effect in May. 1996 figures reflect 4 months pay at 1995 base salary rates and 8 months at 1996 base salary rates, while 1997 figures reflect 12 months pay at the 1996 base salary rates.

<F2>    Represents taxes paid by IPALCO and/or IPL on accrued interest and contributions of principal under the Funded Supplemental Retirement Plan (See "Pension Plans"). Includes $10,277 and $17,783 earned in above market interest on deferred compensation for Mr. Humke in 1996 and 1997, respectively.

<F3>    Restricted common stock awards are valued at the closing market price as of the date of grant. Restricted common stock holdings and the value thereof based on the closing price of the common stock at year end are as follows: Mr. Hodowal - 24,589 shares ($1,031,201); Mr. Humke - 20,385 shares ($854,896); Mr. Brehm - 6,652 shares
        ($278,968); Mr. Tabler - 6,067 shares ($254,435); and Mr. Waltz -
        6,076 shares ($254,812). Dividends on the restricted common stock are payable to the named officers. Shares awarded in 1995 represent a cumulative 3-year award for years 1995, 1996, and 1997. Under the terms of the Plan, no additional shares will be awarded to the named officers before 1998.

<F4>    No options have stock appreciation rights.

<F5>    Payouts shown were made pursuant to the 1990 Long-Term Incentive
        Plan (the "LTIP Plan"). The LTIP Plan was replaced by the IPALCO Enterprises, Inc. Long-Term Performance and Restricted Stock Incentive Plan and no additional payments will be made under the LTIP Plan.

<F6>    Represents contributions made by IPL to the Trustee of the Employees'
        Thrift Plan.

                                        TABLE I

                                          OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                Potential
                                                                                                Realizable Value at
                                                                                                Assumed Annual
                                                                                                Rates of Stock Price
                                                                                                Appreciation
                                                Individual Grants                               for Option Term
                        ------------------------------------------------------------------      ----------------------------
                                                % of
                                                Total
                        Number of               Options/
                        Securities              SARs
                        Underlying              Granted to      Exercise
                        Options/                Employees       or Base         Expira-
                        SARs                    in Fiscal       Price<F2>       tion
Name                    Granted (#)<F1>         Year            ($/Sh)          Date            5% ($)<F3>      10%($)<F3>
-----------------------------------------------------------------------------------------------------------------------------

John R. Hodowal         250,000                 23.4            $31.375         03/25/07        $4,932,892      $12,500,918

Ramon L. Humke          125,000                 11.7            $31.375         03/25/07        $2,466,446      $ 6,250,459

John R. Brehm            75,000                  7.0            $31.375         03/25/07        $1,479,868      $ 3,750,275

Bryan G. Tabler          45,000                  4.2            $31.375         03/25/07        $  887,921      $ 2,250,165

Gerald D. Waltz          45,000                  4.2            $31.375         03/25/07        $  887,921      $ 2,250,165

_________________________


<F1>    3,187 underlying securities out of the amount shown for each officer relate to incentive stock options, the balance relate to non-qualified stock options. All options are exercisable immediately; however, incentive stock options expire one day before the expiration date shown. None of the stock options contain stock appreciation rights.

<F2>    Equal to market price on grant date.

<F3>    These values are not a prediction of what IPALCO believes the market value of its common stock will be in the next 10 years. IPALCO does not know and cannot determine whether its common stock will increase (or decrease) in value over that period. The values shown in these columns are merely assumed values required by, and calculated in accordance with, Securities and Exchange Commission Rules.

                                      TABLE II


                                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

                                            AND FY-END OPTION/SAR VALUES

                                                                        Number of
                                                                        Securities              Value of
                                                                        Underlying              Unexercised
                                                                        Unexercised             In-the-Money
                                                                        Options/SARs at         Options/SARs
                                                                        FY-End(#)               FY-End ($)*

                        Shares Acquired                                 Exercisable/            Exercisable/
Name                    On Exercise (#)         Value Realized ($)      Unexercisable           Unexercisable
-------------------     ---------------         ------------------      ------------------      ----------------

John R. Hodowal          -0-                     -0-                    430,000 (e)             $5,686,076
                                                                          -0-   (u)                -0-

Ramon L. Humke           -0-                     -0-                    230,000 (e)             $3,101,513
                                                                          -0-   (u)                -0-

John R. Brehm            -0-                     -0-                    127,500 (e)             $1,682,788
                                                                          -0-   (u)                -0-

Bryan G. Tabler          -0-                     -0-                     45,000 (e)             $  475,312
                                                                          -0-   (u)                -0-

Gerald D. Waltz         43,481                   $462,401                56,839 (e)             $  671,919
                                                                          -0-   (u)                -0-
------------------------------
(e)         Exercisable.
(u)         Unexercisable.
*           Based upon year-end closing market price of $41.9375 per share of common stock.


                                               TABLE III


Performance Graph

        The Performance Graph on this page, Table IV, plots the total cumulative return that shareholders of IPALCO received (solid line) during the period December 31, 1992 through December 31, 1997, compared with the total cumulative return to shareholders of companies comprising the Standards and Poor's 500 Index (dotted line) and the Standard &
Poor's Electric Companies Index (dash/dotted line). The Graph showns the cumulative total return assuming dividend reinvestment and based upon an initial investment of $100. The vertical portion of the Graph indicates the dollar value ranging from $90.00 to $260.00, and the horizontal portion of the Graph is the year, beginning in 1992 and continuing through December 31, 1997.

        The points on the Performance Graph are as follows:


[solid line] IPALCO   [dotted line] S & P 500   [dash/dotted line] S & P
                                                                   Electric
                                                                   Companies

       CUMULATIVE TOTAL RETURN ASSUMING DIVIDEND REINVESTMENT



                        1992    1993    1994    1995    1996    1997

IPALCO                  100     104.16   94.42  127.74  144.72  229.37
S & P 500               100     110.08  111.53  153.45  188.68  251.63
S & P ELEC COMPANIES    100     112.60   97.89  128.32  128.11  161.74

Source:   Standard and Poor's Compustat Services, Inc.

                                       TABLE IV

Performance Graph

        The Performance Graph (Table IV) on the preceding page plots the total cumulative return that shareholders of IPALCO received (solid line) during the period from December 31, 1992 through December 31, 1997, compared with the total cumulative return to shareholders of companies comprising the Standard and Poor's 500 Index (dotted line) and the Standard & Poor's Electric Companies Index (dash/dotted line). The Graph reflects IPALCO's superior return as compared to the electric utility industry and is one of the bases for the Chief Executive Officer's compensation disclosed in the Compensation Committee Report set forth in this Information Statement.

Pension Plans

        Table V below illustrates the combined annual retirement benefits computed on a straight-life annuity basis that are payable under the Base Retirement Plan and the Funded Supplemental Retirement Plan (assuming continuous employment to age 65) to named executive officers having the remuneration and years of service shown.

-----------------------------------------------------------------
                       PENSION PLAN TABLE <F1>

Remuneration                       Years of Service
-----------------------------------------------------------------
                    15        20        25        30        35
                --------   --------  --------  --------  --------
$125,000        $ 81,250   $ 81,250  $ 81,250  $ 81,250  $ 81,250
 150,000          97,500     97,500    97,500    97,500    97,500
 175,000         113,750    113,750   113,750   113,750   113,750
 200,000         130,000    130,000   130,000   130,000   130,000
 225,000         146,250    146,250   146,250   146,250   146,250
 250,000         162,500    162,500   162,500   162,500   162,500
 300,000         195,000    195,000   195,000   195,000   195,000
 400,000         260,000    260,000   260,000   260,000   260,000
 450,000         292,500    292,500   292,500   292,500   292,500
 500,000         325,000    325,000   325,000   325,000   325,000
___________________________________


<F1>    This table takes into account the latest Internal Revenue Code
        Section 415 benefit limitations and Internal Revenue Code Section 401(a)(17) compensation limitation applicable to the Base Retirement Plan. Benefits for both the Base Retirement Plan portion and Funded Supplemental Retirement Plan portion of the combined amounts have been shown without adjustment for income taxes.

                                       TABLE V
------------------------------------------------------------------------------

        IPL's Employees' Retirement Plan (the "Base Retirement Plan") covers all permanent employees with one (1) year of service but excludes directors unless they are also officers. It provides fixed benefits at normal retirement age based upon compensation and length of service, the costs of which are computed actuarially. The remuneration covered by the Plan includes "Salary" but excludes "Bonus" and "Other Compensation," annual or otherwise, as those terms are used in the Summary Compensation Table
(Table I). Benefits are calculated on the basis of the highest average annual salary in any 60 consecutive months of employment. Years of service for Pension Plan purposes of named executive officers are as follows:
Mr. Hodowal - 29, Mr. Humke - 8, Mr. Brehm - 22, Mr. Tabler - 3, and
Mr. Waltz - 37.

        The Funded Supplemental Retirement Plan referred to above is applicable to the named executive officers and, at reduced benefits, to all other officers of IPALCO and IPL. In addition to the Base Retirement Plan and Funded Supplemental Retirement Plan benefits described above, the Funded Supplemental Retirement Plan also provides Mr. Hodowal with a straight-life annuity of $130,000 per year commencing at age 65, which benefit is reduced for early retirement. Contributions and accrued interest credited during 1997 to the accounts of Messrs. Hodowal, Humke, Brehm, Tabler and Waltz amounted to $46,676, $208,285, $5,895, $22,176 and $7,842, respectively (in addition to the federal, state and local income tax payments reflected in Table I above). Contributions are based on actuarial assessments of benefits projected to accrue to such officers under the Funded Supplemental Retirement Plan upon termination of employment at normal retirement age and at current salary levels.


Employment Contracts and Termination of Employment and Change-in-Control Arrangements

        IPL has an employment contract with Mr. Hodowal which provides for an indefinite term that is convertible into a fixed 3-year term upon notice. IPL has an employment contract with Mr. Humke which provides for a 3-year term expiring on December 31, 1999. Such contracts terminate upon death, total disability or retirement. Should they be terminated without "cause" or resign for "good reason" (as those terms are defined in the contract--see below), they would continue to receive their Salary, as that term is used in Table I above, for up to 3 years thereafter, less any severance payments received from other agreements.

        All officers of IPL have Termination Benefits Agreements, dated on or after January 1, 1993. These Agreements provide for payment of severance benefits equal to 299.99% of the last 5 years' average compensation (as defined in 280G of the Internal Revenue Code) payable by IPALCO and its subsidiaries which was includable in the gross income of the officer, if IPALCO or IPL undergoes an "acquisition of control" while the agreement is in effect and if, within 3 years after an acquisition of control, any such officer is terminated without "cause" or resigns for "good reason," as those terms are therein defined (see below).

        The term "without `cause'" is defined in the employment contracts and Termination Benefits Agreements discussed above to mean in the absence of fraud, dishonesty, theft of corporate assets or other gross misconduct, as set out in a good faith determination of the Board of Directors. The term "resign for `good reason'" is defined in the same agreements to mean generally, and subject to lengthy qualifications and amplification, demotion; assignment of duties inconsistent with the officer's status, position or responsibilities; reduction in base salary or failure to grant annual increases commensurate with increases of other officers; relocation of the headquarters of IPALCO or IPL to a location outside Greater Indianapolis; or termination of the executive's participation in, or the existence of, an incentive compensation, insurance or pension program. The term "acquisition of control" in such contracts means, generally and subject to lengthy amplification and qualifications therein, acquisition by any person, entity, or group of 20% or more of the combined voting power of the outstanding securities of IPALCO entitled to vote in the election of directors, excluding acquisitions by or from IPALCO or any acquisition by any employee benefit plan of IPALCO or IPL; change in majority membership of the Board of Directors other than by normal succession; certain reorganizations, mergers or consolidations resulting in control of the reorganized, merged, or consolidated entity by persons not previously in control of IPALCO; approval by the shareholders of complete liquidation or dissolution of IPALCO, or of a sale of all or substantially all of its assets to an entity not controlled by directors and holders of voting securities who were directors and holders of voting securities of IPALCO prior to the transaction.

        A Benefit Protection Fund and Trust Agreement ("Fund") is also in effect to pay litigation expenses in the event it becomes necessary for any officer to enforce the employment contracts and Termination Benefits Agreements above described. The Fund is held in trust by National City Bank, Indianapolis, and at December 31, 1997, the sum of $945,439 was reserved in trust for such expenses.

        By order of the Board of Directors.


                                      INDIANAPOLIS POWER & LIGHT COMPANY
                                      By: BRYAN G. TABLER, Secretary


Indianapolis, Indiana
March 9, 1998